U.S. HELICOPTER CORPORATION
                               6 EAST RIVER PIERS
                           DOWNTOWN MANHATTAN HELIPORT
                               NEW YORK, NY 10004
                                  212-248-2002


                                  June 9, 2006

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

         RE:  U.S. HELICOPTER CORPORATION
              FORM SB-2/A REGISTRATION STATEMENT AMENDMENT FILED ON JUNE 8, 2006 REGISTRATION NO.: 333-124262

Ladies and Gentlemen:
         Reference is made to the above-captioned Amendment No. 1 ("Amendment No. 1") to the registration statement on Form S-B-2/A filed on June 8, 2006 by U.S. Helicopter Corporation (the "Registrant"). Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, the Registrant hereby requests the withdrawal of Amendment No. 1.
         This withdrawal is requested by the Registrant because Amendment No. 1 was inadvertently filed with the incorrect file number of 333-124262, rather than 333-134063. Concurrently with this withdrawal, the Registrant will file Amendment No. 1 to the Registrant's registration statement on Form S-B-2/A (File No. 333-134063).
         Please direct any questions regarding this filing to Thomas P. Gallagher or Jonathan M. Grischuk, counsel to the Registrant, at 609-452-6000.

                                            Very truly yours,

                                            U.S. HELICOPTER CORPORATION


                                           /S/ JOHN G. MURPHY
                                           -----------------------------------
                                           John G. Murphy
                                           Chief Executive Officer and President